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2/nd/ December 1999
                                                                   Exhibit 10.19
                                                                   -------------

PERSONAL
--------

Mr I Watling
9 Mosley Close
Timperley
Altrincham
Cheshire
WA15 6LB



Dear Ian

Following our discussions, I am pleased to offer you a position with the Company as Business Director, Performance Chemicals, based at Ellesmere Port. We will finalise a commencement date as soon as possible, however, this will be no later than 1/st/ May 2000 dependant on your current notice period. Your salary will be (Pounds)80,001 per annum, which will run to 31/st/ December 2000.

In addition you will be awarded a Stock Option of $30,000 of shares which vest in 3 years.

This offer of employment is subject to the completion of a medical examination and the receipt of two references, the results of which are satisfactory to us.

This offer assumes your acceptance of the Company's terms and conditions of employment, a summary of which is outlined below. Finer detail will follow from Human Resources at the appropriate time.

Holiday Entitlement
-------------------

You will be entitled to 25 days annual holiday in a full holiday year, which runs from 1/st/ March to 28 or 29 February. Your entitlement in the first year will depend on your start date.

BUPA Membership
---------------

You will be offered membership of the Company's BUPA Bulk Scheme for yourself and your spouse. This is a taxable benefit.

Termination of Contract
-----------------------

Should you wish to terminate your employment you must give the Company six months notice. You will be entitled to receive twelve months notice from the Company to terminate your services. The Company notice period will not apply if your service is terminated as a result of gross misconduct. For Senior Managers and Directors there is a take over protection plan. Details of this will follow.

Pension Plan
------------

The Company maintains a Pension Scheme for the benefit of employees. Further details of the scheme are contained in the enclosed copy of the Pension Plan Booklet.
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In addition, you will be able to participate in the Company's Senior Management
Pension Scheme which is a no contributory money purchase pension plan designed to provide you with the equivalent of a total of 1/45/th/ of your pensionable salary for each year of service.

Alan Hanslip will discuss this option with you with regard to your current pension plan.

Management Incentive Plan
-------------------------

You will be eligible to participate in the annual Management Incentive Plan. In your case the target payout would be 25% of your basic salary subject to Company and personal performance. The plan normally runs from 1/st/ January to 31/st/ December.

In addition, you will be eligible for a special incentive bonus of 25% of your basic salary to be paid at the end of 2001 dependant on agreed growth targets for the Performance Chemicals business.

Group Accident Insurance
------------------------

You will be covered by the Company's Group Accident insurance.

Company Car
-----------

You will be provided with a fully funded Company car, including private fuel, typically a BMW 323I or Saab 9000 CD or equivalent. You may take a cash equivalent in lieu of a car; currently the allowance is (Pounds)6,729 per annum. Further details will be furnished to you should you accept our offer of employment.

Should you wish to accept this offer, will you please sign the acceptance on the duplicate of this letter and return it to me. Naturally, Human Resources will require further details from you including your decision on pensions, etc, but we will talk about this at a later date.

Please give me a call if you would like any clarification. Meanwhile, I very much look forward to working with you.

Yours sincerely



GEOFF HIGNETT
Director Specialty Chemicals



Signed: .............................     Dated: .............


cc:   Alan Hanslip
      Dennis Kerrison